Exhibit 10.9

November 12, 2025

Ms. Bonnie Boyer

6150 NW 60th Avenue

Parkland, Florida 33067

Re:	Offer of Employment

Dear Ms. Boyer:

Guident, Corp. (the “Company”) is pleased to offer you employment on the terms and conditions in this employment letter agreement (the “Agreement”). This Agreement restates and replaces your prior employment agreement dated August 12, 2025.

1. Position.

(a) Title; Supervision. Your title will be Chief Financial Officer (CFO), and you will report to Mr. Harald Braun, Chief Executive Officer. You will be primarily responsible for finance and treasury functions of the Company and have such responsibilities as are consistent with your position and reasonably assigned to you by the Company from time to time. Your position will require to you to certify that the Company’s financial statements and filings with the United States Securities and Exchange Commission are true and accurate in all material respects.

(b) Start Date; Exempt Status. Your position will be at will and full-time, and the start date will be September 22, 2025 (the “Start Date”). Your position is contingent upon satisfactory completion of a background check. Because your position is classified as exempt from the overtime pay requirements imposed by state and federal law, you will not be eligible for overtime pay for hours over 40 worked in a workweek. Your salary will not fluctuate according to the quantity of work performed. You will work from the Company’s designated offices or such other location acceptable to the Company, subject to reasonable business travel elsewhere.

(c) Standard Hours. The Company’s standard office hours are 8:30 to 5:30 pm daily. As a professional employee, you agree to work whatever hours are required to perform your job responsibilities. With the prior approval of your manager, you may flex hours from time to time as needed in order to perform the responsibilities of your job.

(d) Work Location. 4950 Communication Ave, Suite 150, Boca Raton, 33485 Florida, or other locations as Guident may designate from time to time.

2. Compensation & Benefits.

(a) Salary. You will be paid a base salary of $210,000.00 (Two Hundred Ten Thousand Dollars) per year, less applicable payroll deductions and withholdings, paid monthly on the Company’s ordinary payroll cycle. Your base salary shall be subject to applicable withholdings and other deductions as may be required by law.

(b) Restricted Stock Unit Grant. On the date of the Company’s initial public offering (“IPO”), the Company will grant you 12,500 (Twelve Thousand Five Hundred) restricted stock units (“RSU Grant”). The RSU Grant will vest completely on the one-year anniversary of the grant date. The RSU Grant will be subject to the Guident Corp. 2021 Incentive Plan (the “Plan”) and the terms of the “Award Agreement” defined in the Plan, which you will be required to execute as a condition of the RSU Grant.

(c) Expenses. You will be reimbursed for all reasonable and documented business expenses you incur in performing your duties.

(d) Health Insurance and Benefits Program. The Company currently does not offer any health or medical insurance, 401k participation, or other fringe benefit plans. Until such time as the Company offers a group health insurance plan, the Company shall pay Employee the $1,100 (one thousand one hundred dollars) per month to assist Employee in paying her premiums for continuation of her group health insurance benefits under her former employer’s group health insurance plan pursuant to the Consolidated Omnibus Reconciliation Act (known as “COBRA”). In the event the Company offers employee benefits plans in the future, the Company reserves the right to change, alter, or terminate compensation and benefits at any time, at its sole discretion.

(e) Taxes.

(i) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(ii) Code Section 409A. The payments described in this Agreement are intended either to comply with the requirements of Code Section 409A, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and will be construed accordingly. Notwithstanding any other provision of this Agreement, the Parties agree that the Company has the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend this Agreement to ensure that the payments hereunder comply with Section 409A. The Company is not responsible for, and makes no representation or warranty whatsoever in connection with the tax treatment hereunder, and the Executive should consult his own tax advisor, including without limitation the applicability of Code Section 409A as to the tax effect of amounts payable to the Executive under this Agreement. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

(f) Paid Time off and Holidays. You will be eligible to accrue paid time off (“PTO”) and will be eligible for Company paid holidays, consistent with the Company’s PTO and holiday policies applicable to other similarly situated full or part-time employees. Currently, PTO for full-time employees accrues at the rate of 10 days per year. No PTO time shall accrue beyond 1.75 times your annual accrual amount. Any accrued but unused PTO will carry over from one calendar year to the next, subject to the accrual cap. The Company shall pay all accrued but unused PTO upon your termination of employment, regardless for the reason for such termination.

3. Confidential Information. As an employee of the Company, you will be expected to abide by the Company’s rules and policies, and to sign and comply with the Employee Proprietary Information and Non-solicitation Agreement (“NDA”) attached hereto as Exhibit A, if you have not already done so. In your continued work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or another person to whom you have an obligation of confidentiality. You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

4. Conflicts. While this Agreement is in effect, you must not undertake or engage in any consulting, employment, occupation, investment, or business enterprise for other parties that is competitive to the business of the Company or otherwise in conflict with your obligations under this Agreement or Exhibit A, without prior written approval by the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other obligations that would prohibit you from performing your duties for the Company.

5. At-Will Status. Your employment will be “at will,” which means both you and the Company may terminate the employment relationship at any time, with or without cause or advance notice. With that said, we ask that you provide at least two weeks’ advance notice of your intended resignation to allow for an orderly transition.

6. Dispute Resolution.

(a) Arbitration. You and the Company agree that any and all disputes, claims, or demands in any way arising from or relating to this Agreement, the NDA, our employment relationship, or the termination of your employment, including statutory claims other than claims for workers’ compensation benefits or unemployment insurance benefits, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules and procedures governing employment duties, as they appear at www.jamsadr.com. The parties acknowledge that, by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all disputes arising under this Agreement and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. The parties agree that the arbitration shall be kept strictly confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond JAMS, the parties, their counsel, their experts, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding; provided, however, that these confidentiality obligations shall not apply (i) if disclosure is required by law or standard corporate reporting requirements, or (ii) as far as disclosure is necessary to enforce rights arising from an arbitration award. Nothing herein shall prevent any party from seeking injunctive relief in court or arbitration to prevent irreparable harm pending the conclusion of any arbitration proceeding.

(b) Exclusions. If this dispute resolution provision conflicts with or differs from any dispute resolution procedures that may be applicable to you under any other document or agreement, the terms of this Agreement shall govern; provided, however, that: (i) any disputes concerning any equity or option grant under the Plan shall be governed by the Plan and resolved in accordance with the Plan’s procedures; (ii) if you subsequently acquire equity in the Company or in any affiliated entity and a dispute arises with respect to that equity interest, such dispute shall be governed by the dispute resolution procedures set forth in the charter document and admission agreement applicable to the interest, rather than this Agreement; and (iii) in the event of a dispute arising from the NDA, either Party may bring a civil action in a court of competent jurisdiction to seek a temporary restraining order or preliminary injunction to maintain the status quo or to otherwise protect their interests pending arbitration of such dispute without the need to prove actual damages or the need to post a bond or other security.

7. General.

(a) Entire Agreement. This Agreement, together with the Employee Proprietary Information And Non-solicitation Agreement, forms the complete and exclusive statement of the terms of your employment agreement with the Company. The terms of this Agreement supersede any and all other agreements, promises or representations made to you by anyone about your employment, whether written, oral, implied or otherwise.

(b) No Oral Modification. This Agreement cannot be changed except in a written agreement signed by you and the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, equity incentive plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

(c) Choice of Law; Venue. This Agreement will be governed by and construed according to the laws of the State of Florida without regard for conflicts of laws principles, except for the provisions related to arbitration, which shall be governed solely by the Federal Arbitration Act. The exclusive venue for any court proceeding concerning claims arising from this Agreement, the NDA, or your employment relationship with the Company shall be the courts of the State of Florida in Broward County, Florida and the United States District Court for the Southern District of Florida.

(d) Miscellaneous. If any provision of this Agreement is held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. Facsimile and .pdf signatures on this Agreement and the NDA shall be considered originals for all purposes.

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You may indicate your agreement with the terms of employment in this Agreement and the enclosed Employee Proprietary Information and Non-solicitation Agreement attached hereto by signing and dating the enclosed duplicate original of both documents and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Sincerely,

Guident Corp.

By:	/s/ Harald Braun
Harald Braun

I have read and accept this offer of employment.

/s/ Bonnie Boyer	Date:	11/12/25
Bonnie Boyer

Attachment: Exhibit “A”

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION AND NONSOLICITATION AGREEMENT

A-1